EXHIBIT 12

                  Computation of Ratio of Earnings to Fixed Charges The Boeing Company and Subsidiaries

                         (Dollars in millions)


                                           Year ended December 31,
                              ------------------------------------------------
                                1995     1994      1993      1992     1991
                                ----     ----      ----      ----     ----

Earnings before federal
  taxes on income             $  360*  $ 1,143   $ 1,821   $ 2,256  $ 2,204

Fixed charges excluding
  capitalized interest           170       154        75        62       66

Amortization of previously
  capitalized interest            58        51        31        22       13

Less undistributed earnings
  of affiliates                   (5)       (3)        1         1       (1)

Plus distributed earnings
  of affiliates                   --        --        --        --       --
                               -----    ------    ------    ------    -----

 Earnings available
   for fixed charges          $  583   $ 1,345   $ 1,928   $ 2,341  $ 2,282
                               -----    ------     -----     -----    -----


Fixed charges:

Interest expense             $   151   $   130   $    39   $    14   $   13

Interest capitalized
 during the period                65        87       150       119       44

Rentals deemed representa-
  tive of an interest             19        24        36        48       53
  factor                       -----    ------     -----     -----    -----

Total fixed charges          $   235   $   241   $   225   $   181   $  110
                               -----    ------     -----     -----    -----

Ratio of earnings to
  fixed charges                  2.5*      5.6       8.6      12.9     20.8
                               -----    ------     -----     -----    -----

* Includes $600 pretax charge associated with a special retirement program. The ratio of earnings to fixed charges exclusive of the special retirement charge was 5.0.



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                                                                   2


           Computation of Ratio of Earnings to Fixed Charges
                  The Boeing Company and Subsidiaries
                         (Dollars in millions)






                                                      Six months ended
                                                      ----------------
                                                         June 30, 1996
                                                         -------------

Earnings before federal taxes on income                          691

Fixed charges excluding capitalized interest                      85

Amortization of previously capitalized interest                   37

Less undistributed earnings of affiliates                          0

Plus distributed earnings of affiliates                            0
                                                            --------
Earnings available for fixed charges                             813
                                                            ========


Fixed charges:

Interest expense                                                 75

Interest capitalized during the period                           28

Rentals deemed representative of an interest
 factor                                                          10
                                                           --------
Total fixed charges                                             113
                                                           ========
Ratio of earnings to fixed charges                               7.2